Media Contacts:

Randall Whitestone, Lehman Brothers, (212) 526-0542

Trey Beck, The D. E. Shaw Group, (212) 478-0000

Matt Zachowski, Intermarket Communications, (212) 754-5452

LEHMAN BROTHERS BUYS MINORITY STAKE IN THE D. E. SHAW GROUP

NEW YORK, March 13, 2007 -- Lehman Brothers, the global investment bank, and the D. E. Shaw group, a global investment and technology development firm, announced today that Lehman Brothers has purchased a 20 percent interest in the top-level investment management entities of the D. E. Shaw group.

“We're very pleased to be associated with Lehman Brothers,” said Dr. David Shaw, founder of the D. E. Shaw group. “Lehman has demonstrated a strong commitment to investment management, and will be a valuable resource to us as we continue our efforts to innovate within both the absolute-return and benchmark-relative asset management arenas.”

“The D. E. Shaw group is a remarkable institution, one which has unique capabilities appreciated by many of our investing clients,” said George H. Walker, global head of Investment Management for Lehman Brothers. “Our stake in the D. E. Shaw group, which offers a broad array of alternative and long-only products, is consistent with our pioneering program of minority positions in world-class investment platforms.”

Lehman Brothers has minority ownership positions in selected investment firms including GLG Partners, Marble Bar Asset Management, Ospraie Management, and Spinnaker Capital Group. The firm has made strategic investments in the alternatives segment as it continues to expand its investment management capabilities.

The purchase occurred on March 12, 2007, and involved an up-front payment and future contingent payments. Specific terms of the transaction were not disclosed.

The D. E. Shaw group is a global investment and technology development firm. Since its organization in 1988, the firm has earned an international reputation for financial innovation, technological leadership, and an extraordinarily distinguished staff. The D. E. Shaw group encompasses a number of closely related entities with more than 1,000 employees, approximately $29 billion in aggregate investment capital, and offices in New York, London, Silicon Valley, Houston, Kansas City, San Francisco, Washington, D.C., Bermuda, and Hyderabad and Gurgaon, India. The firm’s Web site is at www.deshaw.com.

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in investment banking, equity and fixed income sales, trading and research, private investment management, asset management, and private equity. The firm is headquartered in New York, with regional headquarters in London and Tokyo, and operates in a network of offices around the world. For further information about Lehman Brothers’ services, products, and recruitment opportunities, visit the firm’s Web site at www.lehman.com.